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                                                                EXHIBIT (3)(c)




                           AMENDMENTS TO THE BY-LAWS



           RESOLVED, by the Board of Directors of Sundstrand Corporation, that the By-Laws of the Corporation be, and they hereby are, amended effective January 2, 1995, as follows:

           1. The first sentence of Section 3.1 is amended by changing the word "ten" to "eleven" where it appears in such sentence.

           2. All references in the By-Laws to the title "Chairman of the Board, President and Chief Executive Officer" are changed to "Chairman of the Board and Chief Executive Officer".

           3. The first sentence of Section 4.1 is amended to add the words "an Executive Vice President for Special Projects;" after the word "Industrial;".

           4. Sections 4.9 through 4.15 are renumbered as Sections 4.10 through 4.16, respectively.

           5.        A new Section 4.9 is added reading as follows:

                            "Section 4.9.  EXECUTIVE VICE PRESIDENT FOR SPECIAL
                     PROJECTS. The Executive Vice President for Special Projects shall assist the Chairman of the Board and Chief Executive Officer in managing strategic business issues for the Corporation and shall perform such other duties as may be prescribed by the Chairman of the Board and Chief Executive Officer."